Exhibit 2.1
EXECUTION VERSION
PARTNERSHIP INTEREST PURCHASE AGREEMENT
among
TWC COMMERCIAL PROPERTIES, LLC,
TWC COMMERCIAL PROPERTIES, LP,
TWC OPERATING, LLC,
TWC OPERATING, LP,
TWC LAND DEVELOPMENT, LLC,
TWC LAND DEVELOPMENT, LP
(as Buyers)
and
MS TWC, INC.,
MS/TWC JOINT VENTURE
(as Sellers)

Dated as of
June 20, 2011

i

ii

APPENDIX A	DEFINITIONS
EXHIBITS

EXHIBIT A	SUMMARY OF PARTNERSHIP INTERESTS

EXHIBIT B	FORM OF ASSIGNMENT

EXHIBIT C	FORM OF PROMISSORY NOTE

EXHIBIT D	FORM OF PLEDGE AND SECURITY AGREEMENT
SCHEDULES

Schedule 2.2(d)	Legal Opinion Requirements — Jones Day

Schedule 2.3(a)	Allocation of Initial Payment

Schedule 2.3(d)	Legal Opinion Requirements — K&L Gates LLP

iii

PARTNERSHIP INTEREST PURCHASE AGREEMENT
     This Partnership Interest Purchase Agreement is entered into as of June 20, 2011, among (a) TWC Commercial Properties, LLC, a Delaware limited liability company (“TWC Commercial GP”), TWC Commercial Properties, LP, a Delaware limited partnership (“TWC Commercial”), TWC Operating, LLC, a Delaware limited liability company (“TWC Operating GP”), TWC Operating, LP, a Delaware limited partnership (“TWC Operating”), TWC Land Development, LLC, a Delaware limited liability company (“TWC Land Development GP”), and TWC Land Development, LP, a Delaware limited partnership (“TWC Land Development”) (each, a “Buyer,” and, collectively, the “Buyers”), and (b) MS TWC, Inc., a Delaware corporation (“MSTWC”), and MS/TWC Joint Venture, a Delaware general partnership (“MSJV”) (each, a “Seller,” and, collectively, the “Sellers”).
     Capitalized terms used but not otherwise defined in this Agreement have the meaning set forth in Appendix A hereto.
RECITALS:
     WHEREAS, TWC Commercial GP is the sole general partner of TWC Commercial;
     WHEREAS, TWC Commercial currently owns a 1% general partner interest and a 41.5% limited partner interest in TWCPC Holdings, L.P., a Texas limited partnership (“TWCPC”);
     WHEREAS, TWC Operating GP is the sole general partner of TWC Operating;
     WHEREAS, TWC Operating currently owns a 42.5% general partner interest in The Woodlands Operating Company, L.P., a Texas limited partnership (“TWOC”);
     WHEREAS, TWC Land Development GP is the sole general partner of TWC Land Development;
     WHEREAS, TWC Land Development currently owns a 42.5% general partner interest in TWLDC Holdings, L.P., a Texas limited partnership (“TWLDC” and, together with TWCPC and TWOC, the “Companies” and each a “Company”);
     WHEREAS, MSTWC is a general partner of each of the Companies that currently owns a 1% general partner interest in each of the Companies;
     WHEREAS, MSJV is a limited partner of each of the Companies that currently owns a 56.5% limited partner interest in each of the Companies;
     WHEREAS, TWC Commercial GP desires to purchase and acquire all of the general partner interests of MSTWC in TWCPC, and TWC Commercial desires to purchase and acquire all of the limited partner interests of MSJV in TWCPC;

     WHEREAS, TWC Operating GP desires to purchase and acquire all of the general partner interests of MSTWC in TWOC, and TWC Operating desires to purchase and acquire all of the limited partner interests of MSJV in TWOC;
     WHEREAS, TWC Land Development GP desires to purchase and acquire all of the general partner interests of MSTWC in TWLDC, and TWC Land Development desires to purchase and acquire all of the limited partner interests of MSJV in TWLDC;
     WHEREAS, each of the Sellers desires to sell, transfer, and deliver to each respective Buyer all of the general and limited partner interests owned by them in each of the Companies, as described above and set forth on Exhibit A hereto (collectively, the “Partnership Interests”), on the terms and conditions set forth in this Agreement; and
     WHEREAS, in connection with the acquisition of the Partnership Interests and on the terms and conditions set forth in this Agreement, the Buyers desire to purchase and acquire from the Sellers, and the Sellers desire to sell, transfer, and deliver to the Buyers, as set forth below, all of the Sellers’ rights, title, and interest in and under (a) the loan from MSJV to The Woodlands Land Development Company, L.P., a Texas limited partnership (the “Land Company”), in the original committed amount of $14,125,000, such loan being evidenced by that certain Third Amended and Restated Promissory Note dated March 21, 2011, a true and correct copy of which has been delivered to the Buyers on or before the date of execution of this Agreement, and (b) the loan from MSTWC to the Land Company in the original committed amount of $250,000, such loan being evidenced by that certain Third Amended and Restated Promissory Note dated March 21, 2011, a true and correct copy of which has been delivered to the Buyers on or before the date of execution of this Agreement (each, a “Partner Loan” and, collectively, the “Partner Loans”).
     NOW, THEREFORE, in consideration of the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE 1
SALE OF AND PURCHASE OF PARTNERSHIP INTERESTS AND PARTNER LOANS
     1.1 Purchase and Sale of Partnership Interests and Partner Loans. At the closing of the transaction (the “Closing”), (a) each of the Sellers shall sell, assign, transfer and convey to the respective Buyers all of the Sellers’ right, title and interest in and to (i) the Partnership Interests and (ii) the Partner Loans, in each case, pursuant to an assignment substantially in the form of Exhibit B (each, an “Assignment”) and the instruments described in Section 2.2(c), and (b) the Buyers shall pay and deliver to the Sellers the Purchase Price. The Assignments will be executed by each Seller and delivered to the Buyers on the Closing Date.
     1.2 Purchase Price. The aggregate purchase price to be paid by the Buyers for the Partnership Interests and the Partner Loans is $117,500,000 (the “Purchase Price”), payable as follows:

     (a) An aggregate amount equal to $20,000,000 (the “Initial Payment”) shall be payable at the Closing by wire transfer of immediately available funds to the accounts and shall be allocated among the Sellers as set forth on Schedule 2.3(a); and
     (b) The Buyers will execute and deliver to the Sellers a non-negotiable, non-interest-bearing promissory note in substantially the form of Exhibit C (the “Note”), for the principal amount outstanding of $97,500,000. Amounts due to the Sellers under the Note are subject to setoff in accordance with ARTICLE 6 hereof.
     (c) The Purchase Price shall be allocated by mutual agreement of the Buyers and the Sellers following the Closing Date but prior to the Maturity Date.
     1.3 Effect on Partnership Agreements. As of the Closing Date, the Buyers shall assume all duties, obligations and liabilities of the Sellers under the Partnership Agreements and no Seller shall have any further rights, duties, obligations, or liabilities under the Partnership Agreements, except as expressly provided in this Agreement.
ARTICLE 2
THE CLOSING
     2.1 Time and Place of Closing. The Closing shall occur at the offices of K&L Gates LLP, 1717 Main Street, Suite 2800, Dallas, Texas, on the second Business Day following the date on which the last to be fulfilled or waived of the conditions set forth in this ARTICLE 2 shall be satisfied or waived in accordance with this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment of those conditions) or at such time and on such date as the parties may agree, but no later than thirty (30) calendar days from the date of approval of the board of directors of The Howard Hughes Corporation (the “Parent Company”) to this Agreement and the transactions contemplated herein (the “Board Approval”) as contemplated by Section 2.4(d) hereof (the “Closing Date”). The Buyers shall give the Sellers prompt written notice of the Board Approval or of the failure of the Buyers to obtain the Board Approval. Notwithstanding the foregoing, (i) if the Buyers do not obtain the Board Approval, as set forth in Section 2.4(d), within ten (10) calendar days from the date hereof, the Sellers have a right to terminate this Agreement, without liability to the Buyers, by delivering written notice of termination to the Buyers, and (ii) if the condition described in Section 2.4(f) is not satisfied or waived by all parties hereto within four (4) Business Days of the Board Approval, this Agreement will automatically terminate.
     2.2 Closing Deliveries by the Sellers. At the Closing, the Sellers shall deliver or cause to be delivered, or, in the case of Section 2.2(b) only, the Sellers will use commercially reasonable efforts to obtain and deliver or cause to be delivered, to the Buyers:
     (a) The Assignments duly executed by each of the Sellers;
     (b) Any required third-party consents, including the consent of any lenders, obtained by the Sellers in form and substance reasonably satisfactory to the Buyers;

     (c) Instruments evidencing assignment of the Partner Loans, including the promissory notes evidencing the Partner Loans described in the Recitals, each endorsed in blank for transfer;
     (d) An opinion of Jones Day, counsel to the Sellers, as to the matters set forth in Schedule 2.2(d);
     (e) A certificate from an executive officer of each Seller, dated as of the Closing Date, to the effect that the conditions in Sections 2.4(a) and 2.4(b) have been satisfied;
     (f) A written waiver by each Seller of all of the terms and conditions of (i) Article 14 of each of the Partnership Agreements and (ii) the right of first offer provisions set forth in Article 7 of each of the Partnership Agreements (the “ROFO Provisions”), in each case, subject to the provisions of Section 5.1.3 of the Pledge and Security Agreement;
     (g) Resignation letters from representatives of the Sellers on the executive committee of each of the Companies; and
     (h) Such other certificates, opinions, documents or instruments as may reasonably be requested by the Buyers, consistent with the terms of and the transactions contemplated by this Agreement.
     2.3 Closing Deliveries by the Buyers. At the Closing, the Buyers shall deliver or cause to be delivered to the Sellers:
     (a) The Initial Payment, by wire transfer of immediately-available funds and allocated among the Sellers as set forth in Schedule 2.3(a);
     (b) The Note duly executed by each Buyer;
     (c) The Pledge and Security Agreement, in substantially the form attached hereto as Exhibit D (the “Pledge and Security Agreement”), securing obligations of the respective Buyer under the Note, duly executed by each Buyer;
     (d) An opinion of K&L Gates LLP, counsel to the Buyers, as to the matters set forth in Schedule 2.3(d);
     (e) A certificate from an executive officer of each Buyer, dated as of the Closing Date, to the effect that the conditions in Sections 2.5(a)and 2.5(b) have been satisfied;
     (f) A written waiver by each Buyer of (i) all of the terms and conditions of Article 14 of each of the Partnership Agreements and (ii) the ROFO Provisions, in each case, subject to the provisions of Section 5.1.3 of the Pledge and Security Agreement;
     (g) The Assignments duly executed by each of the Buyers; and

     (h) Such other certificates, opinions, documents or instruments as may reasonably be requested by the Sellers, consistent with the terms of and the transactions contemplated by this Agreement.
     2.4 Conditions to the Buyers’ Obligations. The obligation of the Buyers to consummate the transactions contemplated hereby is subject to the satisfaction (or written waiver by the Buyer) as of the Closing of the following conditions:
     (a) The representations and warranties contained in ARTICLE 3 shall be true and correct in all material respects (except that representations and warranties qualified by materiality shall be true and correct) both when made and at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);
     (b) The Sellers shall have duly performed or complied in all material respects with all obligations required by this Agreement and all other agreements and instruments contemplated hereby to be performed or complied with by them prior to or at the Closing;
     (c) No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent, or materially delay the Closing will have been instituted by any Person before any Governmental Entity and be pending;
     (d) The Buyers shall have obtained all material authorizations, consents and approvals necessary to consummate the transactions contemplated hereby, including Board Approval;
     (e) Delivery by the Sellers of each of the documents set forth in Section 2.2 hereof other than those required by Section 2.2(b); and
     (f) (i) Keybank National Association shall have delivered to the Buyers a written declaration that a “Change of Control” (as defined in the Second Amended and Restated Master Credit Agreement, dated March 29, 2011, among The Woodlands Commercial Properties Company, L.P. and The Woodlands Land Development Company, L.P., as borrowers, Keybank National Association and the other lenders party thereto, as lenders, Keybank National Association, as administrative agent for the lenders, and Compass Bank, as syndication agent) does not presently exist and will not exist upon consummation of the transactions contemplated by this Agreement; and (ii) Keybank National Association shall have delivered to the Buyers a written declaration that a “Change of Control” (as defined in the Second Amended and Restated Loan Agreement, dated March 22, 2011, among The Woodlands Commercial Properties Company, L.P., as borrower, The Woodlands Land Development Company, L.P., as guarantor, Keybank National Association and the other lenders party thereto, as lenders, and Keybank National Association, as administrative agent for the lenders) does not presently exist and will not exist upon consummation of the transactions contemplated by this Agreement.
     2.5 Conditions to the Sellers’ Obligations. The obligation of the Sellers to consummate the transactions contemplated hereby is subject to the satisfaction (or written waiver by the Sellers) as of the Closing of the following conditions:

     (a) The representations and warranties contained in ARTICLE 4 shall be true and correct in all material respects (except that representations and warranties qualified by materiality shall be true and correct) both when made and at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);
     (b) The Buyers shall have duly performed or complied in all material respects with all obligations required by this Agreement and all other agreements and instruments contemplated hereby to be performed or complied with by them prior to or at the Closing;
     (c) No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent, or materially delay the Closing will have been instituted by any Person before any Governmental Entity and be pending; and
     (d) Delivery by the Buyers of each of the documents set forth in Section 2.3 hereof.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
     Each Seller hereby represents and warrants to the Buyers as follows:
     3.1 Organization (a) . Such Seller is an entity that is duly organized and validly existing and MSTWC is in good standing under the Laws of the State of Delaware. Such Seller has all requisite power and authority to carry on its business as now being conducted.
     3.2 Authority; Enforceability. Such Seller has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which such Seller is a party and the consummation by such Seller of the transactions contemplated hereby or thereby have been duly and validly authorized by all requisite corporate or partnership action and no other proceedings on the part of such Seller are necessary to authorize this Agreement and the other Transaction Documents to which such Seller is a party or to consummate the transactions contemplated hereby or thereby. This Agreement and the other Transaction Documents to which such Seller is a party have been duly and validly executed and delivered by such Seller. This Agreement and the other Transaction Documents to which such Seller is a party constitute the legal, valid and binding obligation of such Seller, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and equitable principles related to or limiting creditors’ rights generally and by the availability of equitable remedies and defenses.

     3.3 Required Consents. The execution, delivery and performance of this Agreement and the other Transaction Documents to which such Seller is a party do not and will not require any material consent, approval, authorization or other action by, or filing with or notification to, any third party or Governmental Entity, by the Sellers, except where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by such Seller of the transactions contemplated by this Agreement.
     3.4 No Conflicts.(a) Neither the execution and delivery of this Agreement and the other Transaction Documents to which such Seller is a party nor compliance by such Seller with their respective terms and provisions will (a) violate any applicable Law, except for, in all cases, such violations that would not prohibit or materially impair such Seller’s ability to perform its obligations under this Agreement or the other Transaction Documents to which such Seller is a party; (b) result in the creation of any Encumbrance on such Seller’s Partnership Interests (other than as a result of the transactions contemplated by this Agreement); or (c) result in any material breach of, or constitute a material default under or give to others any material rights of termination, amendment, acceleration, modification or cancellation of any material Contract to which such Seller is a party or to which any of its assets or properties is subject, except in any such case for any violations, conflicts, breaches, defaults or other matters that would not prohibit or materially impair such Seller’s ability to perform its obligations under this Agreement.
     3.5 Legal Proceedings.
     (a) To the knowledge of such Seller, no Law or Order has been enacted, entered, issued, promulgated or enforced by any Governmental Entity that prohibits or restricts the transactions contemplated by this Agreement. Such Seller has not received written notice from any Governmental Entity that consummation of the transactions contemplated by this Agreement would constitute a violation of any Laws. There is no Order or Claim pending, or, to the knowledge of such Seller threatened, against or affecting such Seller relating to the consummation of the transactions contemplated hereunder that individually or when aggregated with one or more other Claims would prohibit or materially impair such Seller’s ability to perform its obligations under this Agreement and the other Transaction Documents to which it is a party. There is no matter as to which such Seller has received any notice, claim or assertion, or to the knowledge of such Seller, which otherwise has been threatened or initiated, against or affecting such Seller and relating to the Companies.
     (b) No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization, or other proceedings are pending or, to such Seller’s knowledge, threatened against it, nor are any of such proceedings contemplated by it.
     3.6 Ownership. All of such Seller’s Partnership Interests in the Companies are set forth on Exhibit A next to the name of such Seller. Each such Seller is the legal and beneficial owner of all such Partnership Interests set opposite such Seller’s name on Exhibit A, and has title to the Partnership Interests set forth opposite such Seller’s name on Exhibit A free and clear of any Encumbrance. Upon the consummation of the transactions contemplated by this Agreement, each Buyer shall acquire the Partnership Interests sold to it by such Seller, free and clear of any Encumbrance. There are no Contracts (other than the Partnership Agreements), to which the Sellers are a party, relating to the issuance, sale or transfer of the Partnership Interests or other securities of any Company. Upon the Buyers’ acquisition from the Sellers of the Partnership Interests, the Buyers shall be the owners of 100% of the partnership interests of each of the Companies, free and clear of all Encumbrances.
     3.7 No Brokers or Finders. No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of such Seller in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or such transactions.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE BUYERS
     Each Buyer represents and warrants hereby to the Sellers as follows:
     4.1 Organization . Such Buyer is a limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Such Buyer has all requisite power and authority to carry on its business as now being conducted.
     4.2 Authority; Enforceability. Such Buyer has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby.
     4.3 Authorization. The execution and delivery of this Agreement and the other Transaction Documents to which such Buyer is a party and the consummation by such Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite limited liability company or partnership action and no other proceedings on the part of such Buyer are necessary to authorize this Agreement or the other Transaction Documents to which such Buyer is a party or to consummate the transaction contemplated hereby and thereby. This Agreement and the other Transaction Documents to which such Buyer is a party have been duly and validly executed and delivered by such Buyer. This Agreement and the other Transaction Documents to which such Buyer is a party constitute the legal, valid and binding obligation of such Buyer, enforceable against such Buyer in accordance with their respective terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and equitable principles relating to or limiting creditors’ rights generally and by the availability of equitable remedies and defenses.

     4.4 Required Consents. The execution, delivery and performance of this Agreement and the other Transaction Documents to which such Buyer is a party do not and will not require any material consent, approval, authorization or other action by, or filing with or notification to, any third party or Governmental Entity by the Buyers, except where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by such Buyer of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party.
     4.5 No Conflicts. Neither the execution and delivery of this Agreement and the other Transaction Documents to which such Buyer is a party nor compliance by such Buyer with their respective terms and provisions will (a) violate any applicable Law, except for, in all cases, such violations that would not prohibit or materially impair such Buyer’s ability to perform its obligations under this Agreement or the other Transaction Documents to which such Buyer is a party; or (b) result in any material breach of, or constitute a material default under or give to others any material rights of termination, amendment, acceleration, modification or cancellation of any material Contract to which such Buyer is a party or to which any of its assets or properties is subject, except in any such case for any violations, conflicts, breaches, defaults or other matters that would not prohibit or materially impair such Buyer’s ability to perform its obligations under this Agreement and the other Transaction Documents to which it is a party.
     4.6 Financing. Such Buyer has sufficient funds to consummate the transactions contemplated by this Agreement.
     4.7 No Brokers or Finders. No agent, broker, finder or investment or commercial banker, or other Person or firm engaged by or acting on behalf of such Buyer in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker’s or finder’s or similar fees or other commissions as a result of this Agreement or such transactions.
     4.8 Legal Proceedings.
     (a) To the knowledge of such Buyer, no Law or Order has been enacted, entered, issued, promulgated or enforced by any Governmental Entity that prohibits or restricts the transactions contemplated by this Agreement. Such Buyer has not received written notice from any Governmental Entity that consummation of the transactions contemplated by this Agreement would constitute a violation of any Laws. There is no Order or Claim pending or to the knowledge of such Buyer, threatened, against or affecting such Buyer that individually or when aggregated with one or more other Claims would prohibit or materially impair such Buyer’s ability to perform its obligations under this Agreement and the other Transaction Documents to which it is a party. There is no matter as to which such Buyer has received any notice, claim or assertion, or to the knowledge of such Buyer, which otherwise has been threatened or initiated, against or affecting such Buyer and relating to the Companies.
     (b) No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization, or other proceedings are pending or, to such Buyer’s knowledge, threatened against it, nor are any of such proceedings contemplated by it.
     4.9 Securities Act.
     (a) Such Buyer acknowledges the offer and sale of the Partnership Interests has not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any applicable state securities Law or other applicable Law, and that the Partnership Interests may not be transferred or sold except pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from the registration requirements of the Securities Act and state securities Laws, as applicable. Such Buyer acknowledges that the Companies will not and have no obligation to register the resale of the Partnership Interests under the Securities Act or other securities laws, and such Buyer understands and acknowledges that its representations and warranties contained herein are being relied upon by the Sellers as the basis for exemption of the sale of the Partnership Interests from the registration requirements of the Securities Act and such other securities laws.
     (b) Such Buyer acknowledges that it is familiar with the business and affairs of the Companies and understands that the acquisition of the Partnership Interests and the Partner Loans are a speculative investment involving a high degree of risk and hereby represents that it has a net worth sufficient to bear the economic risk of its investment in the Company and to justify its investment in a highly-speculative venture of this type.
     (c) Such Buyer is acquiring the Partnership Interests and the Partner Loans for investment, solely for its own account, with the present intention of holding the Partnership Interests and the Partner Loans for investment and not with a view to, or for resale in connection with, any distribution or public offering or resale of any portion of such Partnership Interests or Partner Loans, within the meaning of the Securities Act.
     (d) Such Buyer acknowledges that, except as expressly set forth in this Agreement, none of the Sellers or any person acting on behalf of a Seller has made or shall be deemed to have made any oral or written representations or warranties, whether express or implied, by operation of law or otherwise.
ARTICLE 5
COVENANTS
     5.1 Confidentiality.
     (a) Each Seller agrees that after the Closing, such Seller shall not directly or indirectly use or disclose any Confidential Information (as hereinafter defined) that such Seller has acquired in its capacity as a holder of the Partnership Interests; provided, however, that (i) such Seller may make disclosures of Confidential Information to (1) its members, partners, shareholders, other beneficial owners, managers, directors, officers and employees, including managers, directors, officers and employees of any member, partner, shareholder or other beneficial owner of any Seller, (2) its accountants, attorneys or other advisors, in each case, as necessary in the ordinary course of business on the condition that such parties have a reasonable need to know and are informed of the confidential nature of the Confidential Information, and such Seller shall be responsible for any unauthorized disclosure by such parties of such Confidential Information to third parties, and (ii) such Seller may make disclosures of the terms of this Agreement and financial statements of the Companies and tax reporting information to the parties referenced in clause (i) above, without regard to the conditions set forth in clause (i) above. The term “Confidential Information” as used in this Agreement shall mean any information, data and unique know-how relating to the Companies’ businesses or assets, or the business of the Buyers (including but not limited to information regarding any Company’s current business operations and plans for future business operations) that is developed by or disclosed to such Seller as a result of such Seller’s relationship with the Companies or the Buyers (or its predecessors in interest) and not generally within the public domain (whether constituting a trade secret or not), including the following information:
     (i) Financial information, such as the Companies’ earnings, assets, debts, cost-price information, or other financial data; and
     (ii) Personnel information, such as employees’ personal or medical histories, compensation or other terms of employment, actual or proposed promotions, hirings, resignations, disciplinary actions, terminations or reasons therefor, training methods, performance, or other employee information.
The term “Confidential Information” does not include information (i) that has become a part of the public domain other than as a result of its wrongful disclosure by a Seller, (ii) that is or hereafter becomes lawfully obtainable from other sources without an obligation of confidentiality, (iii) that is independently developed by the Seller without reference to any Confidential Information, (iv) the use of which is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, or (v) the furnishing or use of which is required by Law or legal proceedings.
     (b) The covenant contained in this Section 5.1 shall survive the Closing for a period of one (1) year from the Maturity Date.
     (c) In the event that any Seller is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose any Confidential Information relating to any Company or its businesses, such Seller agrees to provide the respective Buyer with prompt notice of any such request or requirement so that such Buyer may seek an appropriate protective order or waive compliance with the provisions of this Agreement. If, failing the entry of a protective order or receipt of a waiver hereunder, such Seller is compelled to disclose Confidential Information, such Seller may only disclose that portion of the Confidential Information which such Seller’s legal counsel advises that it is compelled to disclose, provided that such Seller notifies the respective Buyer not later than the time of such disclosure of the nature and extent of such disclosure. In any event, each Seller agrees not to oppose any action by or on the behalf of, and to cooperate with, the respective Buyer to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.
     5.2 Injunctive Relief. The Sellers understand, acknowledge and agree that in the event of a breach or threatened breach of any of the covenants and promises contained in Section 5.1, a respective Buyer will suffer irreparable injury for which there is no adequate remedy at law and such Buyer will therefore be entitled to obtain, injunctive relief enjoining such breach or threatened breach. Such Buyer will not be required to post a bond or other security in connection with, or as a condition to, obtaining such relief before a court of competent jurisdiction. The Sellers further acknowledge, however, that the respective Buyer shall have the right to seek a remedy at law as well as or in lieu of equitable relief in the event of any such breach.
     5.3 Conduct of Business.
     (a) From the date hereof until the Closing Date, the Sellers and each of TWC Commercial, TWC Operating, and TWC Land Development shall operate the Companies in the ordinary course of business consistent with past practices.
     (b) From the Closing Date until the payment in full of the Purchase Price (subject to offset in accordance with Section 6.8), the Buyers (i) shall not terminate any member of the senior management of any of the Companies (an “Executive”) without Cause and (ii) shall operate the Companies in the ordinary course of business consistent with past practices and each Company’s 2011 business plan, as in effect on the date hereof.
     5.4 Distributions to the Buyers. The Buyers agree that, prior to the payment in full of the Purchase Price (subject to offset in accordance with Section 6.8), the proceeds of all payments on the Partner Loans and distributions of Net Cash Flows made by any Company to any Buyer will be used by such Buyer to pay down the principal amount then outstanding under such Buyer’s Note, as described in more detail in the Note.
     5.5 Public Disclosure. The parties agree that (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Buyers and the Sellers and shall not be issued until after Board Approval has been obtained by the Buyers and the condition set forth in Section 2.4(f) has been satisfied or waived, and (b) the Buyers, on the one hand, and the Sellers, on the other hand, shall each use commercially reasonable efforts to consult with each other before issuing any other press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.
     5.6 Cooperation. Each party to this Agreement agrees (a) to furnish upon request to each other party such further information, (b) to execute and deliver to each other party such other documents, and (c) to do such other acts and things, all as another party may reasonably request for the purpose of carrying out the intent of this Agreement, the other Transaction Documents, and the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE 6
INDEMNIFICATION
     6.1 Survival. The representations and warranties contained in or made pursuant to this Agreement shall expire on the Maturity Date except that if a claim or notice is given under ARTICLE 6 with respect to any representation or warranty prior to the applicable expiration date, such representation or warranty shall continue indefinitely until the applicable claim is finally resolved. All covenants and agreements shall survive the Closing for the term specified in this Agreement, except as otherwise provided herein.
     6.2 Indemnification by the Sellers. The Sellers agree to indemnify and hold harmless each of the Buyers, and their respective directors, officers, employees, affiliates, subsidiaries, agents and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses directly or indirectly, resulting or arising from or relating to:
     (a) The breach of any representation or warranty made by the Sellers in this Agreement; or
     (b) The breach of any covenant or agreement made or to be performed by the Sellers pursuant to this Agreement.
     6.3 Indemnification by the Buyers. The Buyers agree to indemnify and hold harmless each of the Sellers, and their respective directors, officers, employees, affiliates, subsidiaries, agents and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses directly or indirectly, resulting or arising from or relating to:
     (a) The breach of any representation or warranty made by the Buyers in this Agreement; or
     (b) The breach of any covenant or agreement made or to be performed by the Buyers pursuant to this Agreement.
     6.4 Limitation on Indemnification.
     (a) The Sellers shall not be liable for any Losses of the Buyer Indemnified Parties in excess, in the aggregate, of the Purchase Price; and
     (b) The Buyers shall not be liable for any Losses of the Seller Indemnified Parties in excess, in the aggregate, of the Purchase Price.
     6.5 Procedure for Indemnification.
     (a) Promptly after receipt by a party entitled to indemnification hereunder (the “Indemnified Party”) of written notice of the assertion or the commencement of any claim asserted against an Indemnified Party by a third party (“Third Party Claim”) with respect to any matter referred to in Sections 6.2 and 6.3, the Indemnified Party shall give written notice thereof to the party obligated to indemnify Indemnified Party (the “Indemnifying Party”), which notice shall include a description of the Claim, the amount thereof (if known and quantifiable) and the basis for the Claim, and thereafter shall keep the Indemnifying Party reasonably informed with respect thereto; provided, that failure of the Indemnified Party to give the Indemnifying Party notice as provided herein shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced thereby.
     (b) With respect to a Third-Party Claim, an Indemnifying Party shall be entitled to participate in the defense of such Claim or other claim giving rise to an Indemnified Party’s claim for indemnification at such Indemnifying Party’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing a nationally recognized and reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense; provided, that:
     (i) The Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, that the fees and expenses of such separate counsel shall be borne by the Indemnified Party (except that the Indemnifying Party shall pay all of the fees and expenses of such separate counsel if the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party);
     (ii) The Indemnifying Party shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnified Party) and shall pay the fees and expenses of counsel retained by the Indemnified Party if (A) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation; (B) the Indemnified Party reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental to or injure the Indemnified Party’s reputation or future business prospects; (C) the claim seeks an injunction or equitable relief against the Indemnified Party; (D) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party; (E) the claim involves environmental matters in which case the Indemnified Party shall have sole control and management authority over the resolution of such claim (including hiring legal counsel and environmental consultants, conducting environmental investigations and cleanups, negotiating with Governmental Entities and third parties and defending or settling claims and actions), provided, that the Indemnified Party shall keep the Indemnifying Party apprised of any major developments relating to any environmental claim; (F) in the reasonable judgment of the Indemnified Party, the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim, or (G) the Indemnified Party reasonably believes that the Losses relating to the claim could exceed the maximum amount that such Indemnified Party could then be entitled to recover under the applicable provisions of this ARTICLE 6; and
     (iii) If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnified Party or if such settlement does not expressly and unconditionally release the Indemnified Party from all liabilities and obligations with respect to such claim, without prejudice, or if such settlement involves an admission of any type on the part of the Indemnified Party.
     (c) A claim for indemnification for any matter not involving a third-party Claim (a “Direct Claim”) may be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 15 days after the Indemnified Party becomes aware of such Direct Claim (a “Direct Claim Notice”). The Direct Claim Notice will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof, and will indicate the estimated amount, if reasonably practicable, of Losses that have been or may be sustained by the Indemnified Party. The Indemnifying Party will have a period of 10 Business Days within which to respond in writing to such Direct Claim (the “Claim Response Period”). If the Indemnifying Party disagrees with Indemnified Party’s assertion, validity or calculation of the Direct Claim, the Indemnifying Party must notify the Indemnified Party of such disagreement by giving the Indemnified Party notice thereof prior to the expiration of the Claim Response Period, which notice will forth in reasonable detail the basis for such disagreement and the Indemnifying Party’s good faith estimate of the appropriate resolution or adjustment (the “Claim Disagreement Notice”). If the Indemnifying Party does not deliver a Claim Disagreement Notice to the Indemnified Party within the Claim Response Period, then it shall promptly pay the amount of the claim. If the Indemnifying Party does timely deliver to the Indemnified Party a Claim Disagreement Notice, then during the thirty (30) days immediately following thereof, the Indemnifying Party and the Indemnified Party shall seek to resolve any differences that they may have with respect to any matter specified in the Claim Disagreement Notice. If at the end of such thirty (30) day period the Indemnifying Party and the Indemnified Party have been unable to agree upon the matter, the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party under this Agreement.
     (d) Any amounts payable by the Indemnifying Party to or on behalf of an Indemnified Party in respect of a Loss shall be net of payments actually received from insurance proceeds.
     6.6 Remedies; Mutual Release; Enforceability.
     (a) The sole and exclusive remedy of the parties for the matters described in Sections 6.2 and 6.3 shall be the indemnification provisions of this ARTICLE 6. Notwithstanding the foregoing, (i) nothing herein shall limit the right of any party to seek and obtain injunctive relief or specific performance for a breach of the covenants set forth in Section 5.1 or in pursuit of its indemnification claims under this ARTICLE 6, (ii) if the Closing does not occur within the time period described in Section 2.1 due to the Buyers not delivering the Initial Purchase Price to the Sellers or otherwise materially defaulting hereunder, the Sellers may (A) terminate this Agreement by written notice to the Buyers, (B) be treated as if they have made a right of first offer, in the amount of the Purchase Price, to the Buyers for the Partnership Interests under the ROFO Provisions; (C) proceed with the offer and sale of the Partnership Interests to a third party as if the Buyers had declined to purchase the Partnership Interests pursuant to the ROFO Provisions; or (iii) if the Buyers fail to timely pay all outstanding amounts under the Note

(subject to offset in accordance with Section 6.8) following the acquisition of the Partnership Interests at a foreclosure sale, the Sellers may at any time thereafter sell the Partnership Interest and/or Partner Loans to a third party without complying with the ROFO Provisions.
     (b) Subject to Section 6.6(d), except with respect to Claims for indemnification pursuant to this ARTICLE 6 or claims under the Note and Pledge and Security Agreement, on the Closing Date, each party shall and hereby agrees to release, acquit and forever discharge the other, and their respective designees to the executive committee of each Company, and, with respect to the Sellers, the Companies, and each of their Affiliates and respective officers, directors, partners, shareholders, employees, or agents, or any other Person acting on behalf of such other party (or any Company), of and from any and all claims, actions, causes of action, demands, rights, damages, costs, expenses, Losses or compensation whatsoever, whether direct or indirect, known or unknown, foreseen or unforeseen, which the first party now has or may have or which may arise in the future directly or indirectly (“Released Claims”). Released Claims shall not include claims for indemnity from the Companies made by designees to the executive committee of any Company relating to third party claims asserted against such designees. This general release of claims will include all claims or causes of action based upon torts (including negligence, fraud, misrepresentation, defamation, libel, slander, tortious interference, or wrongful discharge) or express or implied contracts. This general release will be for any relief, no matter how denominated, including wages, back pay, front pay, commission, severance pay, compensatory or consequential damages, punitive damages, injunctive or declaratory relief, or attorneys’ fees.
     (c) THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE 6 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.
     (d) Notwithstanding anything to the contrary set forth in this Agreement, neither the Sellers nor any of their Affiliates (including MS Hospitality, L.P. (“MS Hospitality”) hereby release any claims or rights to indemnification to which such parties may be entitled under that certain Management Agreement, dated March 20, 2002, as amended, between MS Hospitality and WECCR General Partnership.
     6.7 No Circular Recovery. The rights of an Indemnified Party under this ARTICLE 6 shall be the exclusive remedy of the Indemnified Party with respect to any claim for which such Indemnified Party is entitled to indemnification hereunder. Each Indemnified Party hereby agrees that it will not make any claim for indemnification against either the Buyers or the Sellers by reason of the fact that he was a director, officer, employee, consultant, agent or other representative of the Buyers or the Sellers (whether such claim is for damages of any kind or otherwise and whether such claim is pursuant to any statute, charter, by-law, contractual obligation or otherwise) with respect to any claim for indemnification brought by an Indemnified Party against either the Buyers or the Sellers, as applicable.

     6.8 Offset. If any matter as to which a Buyer is entitled to assert a Claim hereunder is pending or unresolved at the time any payment is due from the Buyers under the Note, the Buyers shall have the right, in addition to other rights and remedies (whether under this Agreement or applicable Law), to withhold an amount equal to the amount of the Claim from payment, when due, under the Note (provided such claim has been or is then asserted in writing against a Seller or the Sellers in accordance with the provisions of this ARTICLE 6) until such matters are resolved by mutual agreement or by a final, non-appealable judgment; provided, however, that this Section 6.8 shall not apply to any Claim of any Buyer Indemnified Party with respect to a breach by any Seller of its obligations under Section 5.1 hereof. If it is finally determined that such Claims are covered by this ARTICLE 6, the amount of such Claims may be offset against the retained payments and the remainder, if any, shall be delivered to the Seller or the Sellers pursuant to this Agreement. If it is determined by a final, non-appealable judicial or administrative order that such Claims are not covered by ARTICLE 6, then the Buyers shall promptly pay any withheld amounts to the Sellers, together with interest from the Maturity Date at the default interest rate provided for in the Note.
     6.9 Limitation on Liability of MSJV. Notwithstanding any other provision of this Agreement, no general partner of any partner of MSJV (or any general partner thereof) shall be personally liable for any of the obligations of MSJV or other obligations under this Agreement and the Buyers (i) will look solely to the assets of MSJV and the partners thereof with respect to any rights it may have against MSJV under this Agreement, (ii) waive any rights each may have or hereafter obtain to assert any claims based on this Agreement against any general partner of any partner of MSJV, and (iii) agrees that no general partner of any partner of MSJV shall have any personal liability with respect to this Agreement. The provisions of this Section 6.9 will survive the Closing.
ARTICLE 7
TAX MATTERS
     7.1 Treatment of Purchase Price. For federal income Tax purposes, each Seller shall treat the transaction evidenced by this Agreement as a disposition by such Seller of its interests in the respective Company as giving rise to gain or loss to such Seller pursuant to Code §741, consistent with Rev. Rul. 99-6, subject to the application of Code §751(a), but only if the Reporting Assumptions are true and correct.
     7.2 Reporting and Filings.
     (a) For purposes of determining each Seller’s distributive share of each Company’s items described in Code §702(a) for the taxable year ending as of the Closing, the parties agree that the Seller’s percentage interest in such items shall be determined pursuant to the terms of the Partnership Agreement of such Company as then in effect (the “Final K-1”). No Seller will be allocated any Company income, gain, loss, deduction or credit (or any item thereof) for any period on or after the Closing and shall not be entitled to any distributions from any Company subsequent to the Closing other than amounts that become payable pursuant to this Agreement. Additionally, for periods through the Closing Date, no later than one hundred five (105) calendar days after Closing, the Buyers will cause the Companies to provide the Sellers with the same tax reporting packages that have been provided to the Sellers in previous periods (but, in any event, specifically including a breakdown of gross income and gross deductions of each of the Companies that will be allocated to the Sellers for the taxable year of the Companies ending on the Closing Date).
     (b) Filings. Each Company will timely issue to the Sellers an IRS Form K-1 reflecting the Final K-1.
     (c) No Further Distributions. The allocation of income, gain, loss, deduction and credit pursuant to this Section 7.2 shall not entitle any Seller to any additional funds from any Company, whether as a distribution or otherwise.
     (d) Consistent Treatment. Each party agrees and covenants to report and be bound by the Federal income tax consequences of the transactions contemplated by this Agreement, and file all Tax Returns, reports, and other forms in a manner consistent with the provisions of this Agreement. No party will take any position on any Tax Return, report, or other form, including any amendment thereto, or reach any settlement or agreement in respect of any audit which, in any case, is inconsistent with the provisions of this Agreement, unless such party is advised by legal tax counsel or a certified public accountant that such inconsistency is mandated by applicable Law. If any party reports (or does not report) a Company Tax item on such party’s income Tax Return (including an information return) in a manner inconsistent with the provisions of this Agreement, then such party shall notify the other parties of such treatment before filing such party’s income Tax Return. In the absence of receiving the advice set forth in the second sentence of this Section 7.2(d), each party shall be liable to the Company and the other party for any expenses, including professionals’ fees, Tax, interest, penalties, or litigation costs that may arise as a consequence of such inconsistent reporting, such as an audit by a taxing jurisdiction, as well as additional damages if such party does not notify the other parties of such inconsistent reporting. Each party agrees to promptly deliver to the other applicable party or parties any notice from any taxing or governmental authority relating to Taxes for which such other party or parties are or may be liable under this Agreement. Each party will cooperate fully with the others to the extent reasonably requested or necessary in connection with the filing of all such returns and any audit, litigation or other proceeding.
ARTICLE 8
GENERAL
     8.1 Amendments; Waivers. This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

     8.2 Schedules; Exhibits; Integration. Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement. This Agreement, together with such schedules and exhibits, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.
     8.3 Interpretation. For all purposes of this Agreement, except as otherwise indicated,
     (a) The terms defined in Appendix A have the meanings assigned to them in Appendix A and include the plural as well as the singular;
     (b) All accounting terms not otherwise defined herein have the meanings assigned under GAAP,
     (c) Pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms,
     (d) The words “include” and “including” shall be without limitation and shall be construed to mean “include, but not be limited to” or “including, without limitation,”
     (e) References to Exhibits, Schedules, Articles, Sections and paragraphs shall be references to the Exhibits, Schedules, Articles, Sections and paragraphs of this Agreement, and
     (f) The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.
     8.4 Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and performed in such State and without regard to conflicts of law doctrines.
     8.5 Jurisdiction. The parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in Dallas County, Texas, and each of the parties hereto irrevocably submits to the jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement. The parties further agree that the parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts. The parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against a party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. Except to the extent that a different determination or finding is mandated due to the applicable Law being that of a different jurisdiction, the parties agree that all judicial determinations or findings by a state or federal court in Texas with respect to any matter under this Agreement shall be binding.
     8.6 No Assignment. Neither this Agreement (nor related agreements pursuant to this Agreement) nor any rights or obligations under any of them are assignable by any Buyer or the Seller.
     8.7 Headings. The descriptive headings of the articles, sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.
     8.8 Counterparts/Facsimile Signature. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts (whether original, facsimile, portable document format or otherwise). All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise therein provided) when one or more counterparts have been signed by each party and delivered to the other party (including by facsimile, portable document format or otherwise).
     8.9 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third Person to any party to this Agreement.
     8.10 Notices. Any notice or other communication hereunder must be given in writing and either (a) delivered in Person, (b) transmitted by telefax or telecommunications mechanism provided, that receipt is confirmed and any notice so given is also mailed as provided in the following clause (c), or (c) mailed by certified or registered mail, postage prepaid, return receipt requested as follows:
If to the Buyers, addressed to:
The Howard Hughes Corporation
13355 Noel Road Suite 950
Dallas, Texas 75240
Fax: 214-741-3201
Attention: General Counsel
With a copy (which shall not constitute notice) to:
K&L Gates LLP
1717 Main Street, Suite 2800
Dallas, Texas 75201-4761
Fax: (214) 939-5849
Attention: I. Bobby Majumder, Esquire

If to the Sellers, addressed to:
Morgan Stanley Real Estate Funds
1585 Broadway, 37th Floor
New York, New York 10036-8293
Fax: (212) 507-4615
Attention: John Buza
With a copy to:
Morgan Stanley Real Estate Funds
555 California Street, 21st Floor
San Francisco, California 94104
Fax: (415) 591-4508
Attention: Randy Koss
With an additional copy (which shall not constitute notice) to:
Jones Day
2727 North Harwood
Dallas, Texas 75201
Fax: (214) 969-5100
Attention: David Lowery, Esquire
or to such other address or to such other Person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) when delivered in Person, (ii) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Section 8.10 and an appropriate answerback is received, (iii) if given by mail, three (3) Business Days after delivery or the first attempted delivery.
     8.11 Expenses. Except as set forth in this Agreement, each of the Buyers, on the one hand, and the Sellers, on the other hand, shall pay their own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including the fees, expenses and disbursements of its accountants and counsel and of securing third party consents and approvals required to be obtained by it.
     8.12 Waiver. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.
     8.13 Attorney’s Fees. In the event of any Claim for the breach of this Agreement or misrepresentation by any party, the prevailing party shall be entitled to reasonable attorney’s fees, costs and expenses incurred in such Claim.
     8.14 Representation By Counsel; Interpretation. The Buyers and the Sellers each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.

Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the Buyers and the Sellers.
     8.15 Waiver of Jury Trial. THE PARTIES HEREBY EXPRESSLY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY OR AGAINST EITHER OF THEM RELATING TO THIS AGREEMENT.
     8.16 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement shall remain in full force and effect; provided that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by Law, the parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

BUYERS: TWC COMMERCIAL PROPERTIES, LLC, a Delaware limited liability company By: The Howard Research and Development Corporation, a Maryland corporation, its sole member
By:	/s/ David R. Weinreb
	Name:	David R. Weinreb
	Title:	Chief Executive Officer

TWC COMMERCIAL PROPERTIES, LP, a Delaware limited partnership By: TWC Commercial Properties, LLC, its general partner
By: The Howard Research and Development Corporation, a Maryland corporation and its sole member
By:	/s/ David R. Weinreb
	Name:	David R. Weinreb
	Title:	Chief Executive Officer

TWC OPERATING, LLC, a Delaware limited liability company By: The Howard Hughes Company, LLC, its sole member
By:	/s/ David R. Weinreb
	Name:	David R. Weinreb
	Title:	Chief Executive Officer

TWC OPERATING, LP, a Delaware limited partnership By: TWC Operating, LLC, its general partner
By: The Howard Hughes Company, LLC, its sole member
By:	/s/ David R. Weinreb
	Name:	David R. Weinreb
	Title:	Chief Executive Officer

TWC LAND DEVELOPMENT, LLC, a Delaware limited liability company By: The Howard Hughes Company, LLC, its sole member
By:	/s/ David R. Weinreb
	Name:	David R. Weinreb
	Title:	Chief Executive Officer

TWC LAND DEVELOPMENT, LP, a Delaware limited partnership By: TWC Land Development, LLC, its general partner
By: The Howard Hughes Company, LLC, its sole member
By:	/s/ David R. Weinreb
	Name:	David R. Weinreb
	Title:	Chief Executive Officer

SELLERS: MS TWC, INC., a Delaware corporation
By:	/s/ John P. Buza
	Name:	John P. Buza
	Title:	Vice President

MS/TWC JOINT VENTURE, a Delaware general partnership By: The Morgan Stanley Real Estate Fund II, LP., a Delaware limited partnership
By: MSREF II, L.L.C., its general partner
By: MSREF II, Inc., its MS Member
By:	/s/ John P. Buza
	Name:	John P. Buza
	Title:	Vice President

By: Morgan Stanley Real Estate Investors, L.P., a Delaware limited partnership
By: MSREF II, L.L.C., its general partner
By: MSREF II, Inc., its MS Member
By:	/s/ John P. Buza
	Name:	John P. Buza
	Title:	Vice President

By: MSREF II 892 Investors — B L.P., a Delaware limited partnership
By: MSREF II, L.L.C., its general partner
By: MSREF II, Inc., its MS Member
By:	/s/ John P. Buza
	Name:	John P. Buza
	Title:	Vice President

By: Morgan Stanley Real Estate Co-Investment Partnership IV, L.P., a Delaware limited partnership
By: MSREF II-Co, L.L.C., its general partner
By: Morgan Stanley Real Estate Investment Management II, Inc., its MS Member
By:	/s/ John P. Buza
	Name:	John P. Buza
	Title:	Vice President

APPENDIX A
CERTAIN DEFINITIONS
     “Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.
     “Agreement” means this Agreement by and among the Buyers and the Sellers, as amended or supplemented, together with all Exhibits and Schedules attached or incorporated by reference.
     “Assignment” has the meaning specified in Section 1.1.
     “Board Approval” has the meaning specified in Section 2.1.
     “Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by federal law to be closed.
     “Buyers” has the meaning specified in the Preamble.
     “Buyer Indemnified Parties” has the meaning specified in Section 6.2.
     “Cause” (i) has the meaning specified in any employment agreement of the Executive, or (ii) if the Executive has no employment agreement, “Cause” shall mean that the Buyer has determined in good faith that any one or more of the following has occurred:
          (a) the Executive has been convicted of, or has pled guilty or nolo contendere to, any felony, or any crime involving moral turpitude;
          (b) the Executive has committed any fraud, embezzlement, breach of fiduciary duty or misappropriation of funds against the Company or act of dishonesty that is materially detrimental to the Company;
          (c) the Executive has willfully continued to fail or refused to perform the reasonable and lawful duties assigned to him by the Company in good faith in a timely manner after written notice thereof from the Company, which failure or refusal continues for a period of thirty (30) days after receipt of written notice by the Executive from the Company describing the failure or refusal in reasonable detail;
          (d) the Executive uses alcohol or illegal drugs in a manner that impairs the performance of the Executive’s obligations under the terms of his employment with the Company;
          (e) the Executive has engaged in misconduct that violates any applicable state or federal law prohibiting workplace harassment, including sexual harassment, or discrimination, or that materially violates any written policy of the Company adopted to prevent workplace harassment or discrimination; or

          (f) the Executive has engaged in conduct which the Executive knows or reasonably should have known would cause the Company to violate any state or federal law.
     “Claim” means any claim, demand, cause of action, suit, proceeding, arbitration, hearing or investigation.
     “Claim Disagreement Notice” has the meaning specified in Section 6.5(c).
     “Claim Response Period” has the meaning specified in Section 6.5(c).
     “Closing” has the meaning specified in Section 1.1.
     “Closing Date” has the meaning specified in Section 2.1.
     “Code” means the U.S. Internal Revenue Code of 1986, as amended.
     “Company” has the meaning specified in the Recitals.
     “Confidential Information” has the meaning specified in Section 5.1(a).
     “Contract” means any written agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, or license.
     “Direct Claim” has the meaning specified in Section 6.5(c).
     “Direct Claim Notice” has the meaning specified in Section 6.5(c).
     “Encumbrance” means any claim, charge, lease, covenant, easement, encumbrance, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities law.
     “Executive” has the meaning specified in Section 5.3(b).
     “Final K-1” has the meaning specified in Section 7.2(b).
     “GAAP” means United States generally accepted accounting principles consistently applied, as in effect from time-to-time.
     “Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.
     “Indemnified Party” has the meaning specified in Section 6.5(a).
     “Indemnifying Party” has the meaning specified in Section 6.5(a).
     “Initial Payment” has the meaning specified in Section 1.2(a).

     “knowledge” means (i) the actual knowledge of John Buza or Randy Koss, with respect to the Sellers, and (ii) the actual knowledge of any executive officer of any Buyer, with respect to the Buyers.
     “Land Company” has the meaning specified in the Recitals.
     “Law” means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.
     “Liability” means any liability, debt, deficiency, interest, tax, penalty, fine, Claim, demand, judgment, cause of action, or other loss (including loss of benefit or relief), cost or expense of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due regardless of when asserted.
     “Loss” means any Claim, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, including interest or other carrying costs, penalties, reasonable legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified Person.
     “Maturity Date” means the earlier of (a) December 1, 2011 or (b) the date upon which no amounts are outstanding under the Note.
     “MS Hospitality” has the meaning specified in Section 6.6(d).
     “MSJV” has the meaning specified in the Preamble.
     “MSTWC” has the meaning specified in the Preamble.
     “Net Cash Flows” has the meaning specified in the Partnership Agreements.
     “Note” has the meaning specified in Section 1.2(b).
     “Order” means any decree, injunction, judgment, order, ruling, assessment or writ by a Governmental Entity.
     “Parent Company” has the meaning specified in Section 2.1.
     “Partnership Interests” has the meaning specified in the Recitals.
     “Partner Loan” has the meaning specified in the Recitals.
     “Partnership Agreements” means, collectively, the partnership agreements of each of TWCPC, TWOC, and TWLDC, as in effect on the date hereof.
     “Person” means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a Governmental Entity.

     “Pledge and Security Agreement” has the meaning specified in Section 2.3(c).
     “Purchase Price” has the meaning specified in Section 1.2.
     “Reporting Assumptions” means (i) TWC Commercial GP and TWC Commercial are and remain disregarded entities for U.S. tax purposes owned by the same person; (ii) TWC Land Development and TWC Land Development GP are and remain disregarded entities for U.S. tax purposes owned by the same person; and (iii) TWC Operating and TWC Operating GP are and remain disregarded entities for U.S. tax purposes owned by the same person.
     “Released Claims” has the meaning specified in Section 6.6(b).
     “ROFO Provisions” has the meaning specified in Section 2.2(f).
     “Securities Act” has the meaning specified in Section 4.9(a).
     “Sellers” has the meaning specified in the Preamble.
     “Seller Indemnified Parties” has the meaning specified in Section 6.3.
     “Tax” means any federal, state, local, foreign or other tax, levy, impost, fee, assessment or other government charge, including without limitation income, estimated income, business, occupation, franchise, property, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, franchise or withholding taxes, and any premium, including related interest, penalties and additions.
     “Tax Returns” means any report, return, election, document, estimated tax filing or other filing provided to any Government Entity, including any amendments thereof.
     “Third Party Claim” has the meaning specified in Section 6.5(a).
     “Transaction Documents” means the Agreement, the Assignments, the Note, the Pledge and Security Agreement, and any other agreements or documents necessary to consummate the transactions contemplated by the Agreement.
     “TWC Commercial” has the meaning specified in the Preamble.
     “TWC Commercial GP” has the meaning specified in the Preamble.
     “TWCPC” has the meaning specified in the Recitals.
     “TWC Land Development” has the meaning specified in the Preamble.
     “TWC Land Development GP” has the meaning specified in the Preamble.
     “TWLDC” has the meaning specified in the Recitals.
     “TWC Operating” has the meaning specified in the Preamble.

     “TWC Operating GP” has the meaning specified in the Preamble.
     “TWOC” has the meaning specified in the Recitals.
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